Exhibit 99.1

Dataram Contact: Marc P. Palker Chief Financial Officer 609-799-0071 info@dataram.com

DATARAM REGAINS COMPLIANCE FOR CONTINUED LISTING ON NASDAQ

PRINCETON, N.J.--(BUSINESS WIRE)--On December 3, 2014, Dataram Corporation (the “Company”) announced that on December 2, 2014, the Company was notified by the NASDAQ Stock Market, LLC that, based upon the Company’s submission of the appropriate documentation the Company has demonstrated compliance with the minimum $2,500,000 stockholders’ equity requirement for continued listing on The NASDAQ Capital Market. As a result, the Company’s securities will continue to trade on The NASDAQ Capital Market and the listing review has been closed. The Company regained compliance with the closing of the sale of 600,000 shares of Series A Preferred Stock on November 17, 2014.

John Freeman, CEO commented “we are glad to have this behind us and with the proceeds from the sale of the Series A Preferred we expect to remain in compliance for the foreseeable future”

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.